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EXHIBIT 5.1

[DLA Piper Rudnick Gray Cary US LLP Letterhead]

June 17, 2005

Zoran Corporation
1390 Kifer Road
Sunnyvale, California 94086

Re: Registration Statement on Form S-1 for up to 1,188,061 shares of Common Stock

Ladies and Gentlemen:

        We are acting as counsel for Zoran Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 1,188,061 shares (the "Shares") of its Common Stock, par value $0.001 per share, to be sold by selling stockholders as set forth in the Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission on or about June 17, 2005 under the Securities Act of 1933, as amended (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, as amended and restated to date, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus, which is part of the Registration Statement.

Sincerely,

DLA Piper Rudnick Gray Cary US LLP

/s/ DLA PIPER RUDNICK GRAY CARY US LLP

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